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                                                                EXHIBIT 23.1


INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Registration Statement of Blue Sky Communications, Inc. on Form S-1 of our reports dated August 10, 2001 (which reports express unqualified opinions and include expalanatory paragraphs relating to the substantial doubt about the entities' ability to continue as going concerns) for Blue Sky Communications, Inc., Telecom Wireless Solutions, Inc., Cel*Star Caribbean, Inc., and American Samoa Telecom, LLC appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.


/s/ Deloitte & Touche LLP


Atlanta, Georgia
August 31, 2001